As filed with the Securities and Exchange Commission on December 21, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

MALVERN BANCORP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	45-5307782
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

42 E. Lancaster Avenue, Paoli, Pennsylvania 19301

(610) 644-9400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Anthony C. Weagley

President and Chief Executive Officer

Malvern Bancorp, Inc.

42 E. Lancaster Avenue, Paoli, Pennsylvania 19301

(610) 644-9400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Peter H. Ehrenberg, Esq.

Laura R. Kuntz, Esq.

Lowenstein Sandler LLP

65 Livingston Avenue

Roseland, New Jersey 07068

(973) 597-2500

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a nonaccelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

Calculation of Registration Fee

Title of each class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $0.01 per share	300,000 shares	(2)	$20.90	$6,270,000	$727

(1)	Pursuant to Rule 457(c) of the Securities Act of 1933, the proposed maximum offering price per share is estimated solely for the purpose of computing the registration fee and is based on the average of the high and low sales prices per share of the common stock as reported on the NASDAQ Global Select Market on December 16, 2016.

(2)	Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

Malvern Bancorp, Inc.

2016 AUTOMATIC DIVIDEND REINVESTMENT AND

STOCK PURCHASE PLAN

300,000 Shares of Common Stock

We have adopted the Malvern Bancorp, Inc. 2016 Automatic Dividend Reinvestment and Stock Purchase Plan (the “Plan”), which became effective on December 21, 2016, the effective date of the registration statement of which this prospectus is a part.

The Plan provides shareholders of our common stock with a convenient method of purchasing additional shares of our common stock. We are registering a total of 300,000 shares of our common stock for sale under the Plan.

You must already be a shareholder of Malvern Bancorp, Inc. (“Malvern Bancorp” or the “Company”) to participate in the Plan. Under the Plan, you may elect to have all or a portion of your Malvern Bancorp cash dividends automatically reinvested in additional shares of our common stock. You may also, if you wish, use the Plan to purchase additional shares of our common stock through voluntary cash payments, subject to a minimum of $25 and a maximum of $10,000 in any calendar month, regardless of whether you participate in the dividend reinvestment feature of the Plan.

Shares purchased in the open market will be purchased at prevailing prices. The purchase price will be the weighted average of the actual prices paid for shares of common stock. The price of purchases from Malvern Bancorp of authorized but unissued or treasury shares will be the average of the closing sales prices of our common stock as reported by the NASDAQ Global Select Market for the last five trading days prior to the purchase date on which trades were reported, subject to any discount that we may offer from time to time as determined by our Board of Directors in its discretion.

Our common stock is quoted on the NASDAQ Global Select Market under the symbol “MLVF.” On December 20, 2016, the closing sale price of our common stock on the NASDAQ Global Select Market was $21.10 per share. Our principal executive offices are located at 42 E. Lancaster Avenue, Paoli, Pennsylvania 19301 and our telephone number is (610) 644-9400.

These securities are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of Malvern Bancorp, Inc., and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 21, 2016.

-i-

MALVERN BANCORP, INC.

We are a bank holding company incorporated under Pennsylvania law in 2012. We are the holding company for Malvern Federal Savings Bank (the “Bank”), a federally-chartered, FDIC-insured savings bank that was originally organized in 1887 and now serves as one of the oldest banks headquartered on the Philadelphia Mainline. For more than a century, the Bank has been committed to helping people build prosperous communities as a trusted financial partner, forging lasting relationships through teamwork, respect and integrity. The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, as well as eight other financial centers located throughout Chester and Delaware Counties, Pennsylvania, and a Private Banking Loan Production headquarters office in Morristown, New Jersey. Its primary market niche is providing personalized service to its client base.

The Bank, through its Private Banking division and strategic partnership with Bell Rock Capital, Rehoboth Delaware, provides personalized wealth management and advisory services to high net worth individuals and families. Our services include banking, liquidity management, investment services, 401(k) accounts and planning, custody, tailored lending, wealth planning, trust and fiduciary services, insurance, family wealth advisory services and philanthropic advisory services.

Our principal executive offices are located at 42 E. Lancaster Avenue, Paoli, Pennsylvania 19301 and our telephone number is (610) 644-9400. Our website address is http://www.malvernfederal.com. Information on our website does not constitute a part of this prospectus and is not incorporated by reference herein. Unless the context requires otherwise, the “Company,” “we,” “us,” and “ours” as used herein refers to Malvern Bancorp, Inc. and its consolidated subsidiaries.

We suggest that you retain this prospectus for future reference.

RISK FACTORS

An investment in our common stock is subject to risks inherent in our business. Before you decide to participate in the Plan, you should consider the risks and uncertainties described below together with all of the other information included or incorporated by reference in this prospectus. Our business, financial condition, operating results and cash flows can be affected by a number of factors, including, but not limited to, those set forth below, any one of which could cause our actual results to vary materially from recent results or from our anticipated future results. If this were to happen, the value of our common stock could decline significantly, and you could lose all or part of your investment.

We are subject to credit risk in connection with our lending activities, and our financial condition and results of operations may be negatively impacted by economic conditions and other factors that adversely affect our borrowers.

Our financial condition and results of operations are affected by the ability of our borrowers to repay their loans, and in a timely manner. Lending money is a significant part of the banking business. Borrowers, however, do not always repay their loans. The risk of non-payment is assessed through our underwriting and loan review procedures based on several factors including credit risks of a particular borrower, changes in economic conditions, the duration of the loan and in the case of a collateralized loan, uncertainties as to the future value of the collateral and other factors. Despite our efforts, we do and will experience loan losses, and our financial condition and results of operations will be adversely affected. Our non-performing assets were approximately $2.3 million at September 30, 2016. Our allowance for loan losses was approximately $5.4 million at September 30, 2016. Our loans between thirty and eighty-nine days delinquent totaled $4.7 million at September 30, 2016.

The changing economic environment may continue to adversely impact our operations and results.

Negative developments in the financial services industry since 2008 have resulted in uncertainty in the financial markets in general and a related general economic downturn globally. As a consequence of the most recent United States recession, business activities across a wide range of industries face serious difficulties due to the decline in the housing market and lack of consumer spending.

As a result of these financial economic crises, many lending institutions, including us, have experienced declines in the performance of their loans, including residential, construction, commercial and consumer loans. In addition, the values of real estate collateral supporting many commercial loans and home mortgages have declined and may continue to decline. Moreover, competition among depository institutions for deposits and quality loans has increased significantly while the significant decline in economic growth has led to a slowdown in banking related activities. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on us and others in the financial services industry. In particular, we may face the following risks in connection with these events:

•	we potentially face increased regulation of our industry and compliance with such regulation may increase our costs and limit our ability to pursue business opportunities;

•	customer demand for loans secured by real estate could be reduced due to weaker economic conditions, an increase in unemployment, a decrease in real estate values or an increase in interest rates;

•	the process we use to estimate losses inherent in our credit exposure requires difficult, subjective and complex judgments, including forecasts of economic conditions and how these economic conditions might impair the ability of our borrowers to repay their loans; and

•	the value of the portfolio of investment securities that we hold may be adversely affected.

Changes in interest rates could adversely affect our financial condition and results of operations.

Our net income depends primarily upon our net interest income. Net interest income is the difference between interest income earned on loans, investments and other interest-earning assets and the interest expense incurred on deposits and borrowed funds. The level of net interest income is primarily a function of the average balance of our interest-earning assets, the average balance of our interest-bearing liabilities, and the spread between the yield on such assets and the cost of such liabilities. These factors are influenced by both the pricing and mix of our interest-earning assets and our interest-bearing liabilities which, in turn, are impacted by such external factors as the local economy, competition for loans and deposits, the monetary policy of the Federal Open Market Committee of the Federal Reserve Board of Governors (the “FOMC”), and market interest rates.

Different types of assets and liabilities may react differently, and at different times, to changes in market interest rates. We expect that we will periodically experience gaps in the interest rate sensitivities of our assets and liabilities. That means either our interest-bearing liabilities will be more sensitive to changes in market interest rates than our interest-earning assets, or vice versa. When interest-bearing liabilities mature or re-price more quickly than interest-earning assets, an increase in market rates of interest could reduce our net interest income. Likewise, when interest-earning assets mature or re-price more quickly than interest-bearing liabilities, falling interest rates could reduce our net interest income. We are unable to predict changes in market interest rates, which are affected by many factors beyond our control, including inflation, deflation, recession, unemployment, money supply, domestic and international events and changes in the United States and other financial markets.

We also attempt to manage risk from changes in market interest rates, in part, by controlling the mix of interest rate sensitive assets and interest rate sensitive liabilities. However, interest rate risk management techniques are not exact. A rapid increase or decrease in interest rates could adversely affect our results of operations and financial performance.

Our high concentration of commercial real estate loans exposes us to increased lending risk.

As of September 30, 2016, the primary composition of our total loan portfolio was as follows:

•	commercial real estate loans of $231.4 million, or 40.0% of total loans;

•	construction and development loans of $28.6 million, or 4.9% of total loans;

•	commercial and industrial loans of $58.3 million, or 10.1% of total loans;

•	residential real estate loans of $209.2 million, or 36.2% of total loans and

•	consumer loans of $50.9 million, or 8.8% of total loans

Commercial real estate loans, which comprised 40.0% of our total loan portfolio as of September 30, 2016, expose us to a greater risk of loss than do residential mortgage loans. Commercial real estate loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to residential loans. Consequently, an adverse development with respect to one commercial loan or one credit relationship exposes us to a significantly greater risk of loss compared to an adverse development with respect to one residential mortgage loan. Any significant failure to pay on time by our customers or a significant default by our customers would materially and adversely affect us.

Although the economy in our market area generally, and the real estate market in particular, is improving, we can give you no assurance that it will continue to grow or that the rate of growth will accelerate to historic levels. Many factors could reduce or halt growth in our local economy and real estate market. Accordingly, it may be more difficult for commercial real estate borrowers to repay their loans in a timely manner in the current economic climate, as commercial real estate borrowers’ ability to repay their loans frequently depends on the successful development of their properties. The deterioration of one or a few of our commercial real estate loans could cause a material increase in our level of nonperforming loans, which would result in a loss of revenue from these loans and could result in an increase in the provision for loan and lease losses and/or an increase in charge-offs, all of which could have a material adverse impact on our net income. We also may incur losses on commercial real estate loans due to declines in occupancy rates and rental rates, which may decrease property values and may decrease the likelihood that a borrower may find permanent financing alternatives. Given the continued weaknesses in the commercial real estate market in general, there may be loans where the value of our collateral has been negatively impacted. Any weakening of the commercial real estate market may increase the likelihood of default of these loans, which could negatively impact our loan portfolio’s performance and asset quality. If we are required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, we could incur material losses. Any of these events could increase our costs, require management time and attention, and materially and adversely affect us.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earning will decrease.

Like all financial institutions, we maintain an allowance for loan losses to provide for loan defaults and nonperformance. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio.

In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities might have a material adverse effect on our financial condition and results of operations.

A new accounting standard will likely require us to increase our allowance for loan losses and may have a material adverse effect on our financial condition and results of operations.

The Financial Accounting Standards Board has adopted a new accounting standard that will be effective for the Company and the Bank after December 15, 2019.  This standard, referred to as Current Expected Credit Loss, or CECL, will require financial institutions to determine periodic estimates of lifetime expected credit losses on loans, and recognize the expected credit losses as allowances for loan losses.  This will change the current method of providing allowances for loan losses that are probable, which would likely require us to increase our allowance for loan losses, and to greatly increase the types of data we would need to collect and review to determine the appropriate level of the allowance for loan losses.  Any increase in our allowance for loan losses or expenses incurred to determine the appropriate level of the allowance for loan losses may have a material adverse effect on our financial condition and results of operations.

Our deferred tax asset valuation allowance resulted in a one-time favorable impact to operations.

We recognize deferred tax assets and liabilities based on differences between the financial statement carrying amounts and the tax bases of assets and liabilities. We regularly review our deferred tax assets for recoverability to determine whether it is more likely that not (i.e. likelihood of more than 50%) that some portion, or all, of the deferred tax asset will not be realized within its life cycle, based on the weight of available evidence. If management makes a determination based on the available evidence that it is more likely than not that some portion or all of the deferred tax assets will not be realized in future periods, a valuation allowance is calculated and recorded. The determinations are inherently subjective and dependent upon estimates and judgments concerning management’s evaluation of both positive and negative evidence.

During the fourth quarter of fiscal 2016, the Company reversed $7.8 million representing the valuation allowance related to net deferred tax assets, which contributed to a net tax benefit for the quarter of $6.0 million. The impact of the reversal and subsequent income tax benefit positively affected net income for the fourth quarter and full fiscal year 2016 results.

The reversal of the valuation allowance on net deferred tax assets was based on management’s judgment that the net deferred tax asset will be realized by the Company. The Company has reported positive cumulative pre-tax earnings over the prior two year period ended September 30, 2016, representing eight quarters. These historical results in conjunction with management’s expectations of future projected taxable income supported the Company’s decision to reverse the valuation allowance on net deferred tax assets.

As for the remaining items related to the other temporary timing differences, the realization of a deferred tax asset requires us to exercise meaningful judgment and predict future occurrences, which is inherently uncertain.  However, based on the types of some of the deferred assets, we reasonably estimate that the recovery period for these particular deferred assets to be ten years or less.

Strong competition within our market area could hurt our profits and slow growth.

The banking and financial services industry in our market area is highly competitive. We may not be able to compete effectively in our markets, which could adversely affect our results of operations. The increasingly competitive environment is a result of changes in regulation, changes in technology and product delivery systems, and consolidation among financial service providers. Larger institutions have greater access to capital markets, with higher lending limits and a broader array of services. Competition may require increases in deposit rates and decreases in loan rates, and adversely impact our net interest margin.

The effects of the current economic conditions have been particularly severe in our primary market areas.

Substantially all of our loans are to individuals, businesses and real estate developers in Chester County, Pennsylvania and neighboring areas in southern Pennsylvania, New Jersey and the New York metropolitan marketplace.  Our business depends significantly on general economic conditions in these market areas.  These areas experienced deteriorating economic conditions during 2008 through 2015.  A continued downturn in the local real estate market could harm our financial condition and results of operations in the following ways:

•	Loan delinquencies may increase further;

•	Problem assets and foreclosures may increase further;

•	Demand for our products and services may decline;

•	The carrying value of our other real estate owned may decline further; and

•	Collateral for loans made by us, especially real estate, may continue to decline in value, in turn reducing a customer’s borrowing power, and reducing the value of assets and collateral associated with our loans.

We operate in a highly regulated environment and we may be adversely affected by changes in laws and regulations.

We are subject to extensive regulation, supervision and examination by the FRB, our primary federal regulator, the OCC, the Bank’s primary federal regulator, and by the Federal Deposit Insurance Corporation, as insurer of the Bank’s deposits. Such regulation and supervision governs the activities in which an institution and its holding company may engage and are intended primarily for the protection of the insurance fund and the depositors and borrowers of the Bank rather than for holders of our common stock. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.

The fair value of our investment securities can fluctuate due to market conditions outside of our control.

As of September 30, 2016, the fair value of our investment securities portfolio was approximately $107.2 million. We have historically taken a conservative investment strategy, with concentrations of securities that are backed by government sponsored enterprises. Factors beyond our control can significantly influence the fair value of securities in our portfolio and can cause potential adverse changes to the fair value of these securities. These factors include, but are not limited to, rating agency actions in respect of the securities, defaults by the issuer or with respect to the underlying securities, and changes in market interest rates and continued instability in the capital markets. Any of these factors, among others, could cause other-than-temporary impairments and realized and/or unrealized losses in future periods and declines in other comprehensive income, which could have a material adverse effect on us. The process for determining whether impairment of a security is other-than-temporary usually requires complex, subjective judgments about the future financial performance and liquidity of the issuer and any collateral underlying the security in order to assess the probability of receiving all contractual principal and interest payments on the security.

Our growth-oriented business strategy could be adversely affected if we are not able to attract and retain skilled employees or if we lose the services of our senior management team.

Our ability to manage growth will depend upon our ability to continue to attract, hire and retain skilled employees. The loss of members of our senior management team, including those officers named in the summary compensation table of our proxy statement, could have a material adverse effect on our results of operations and ability to execute our strategic goals. Our success will also depend on the ability of our officers and key employees to continue to implement and improve our operational and other systems, to manage multiple, concurrent customer relationships and to hire, train and manage our employees.

We are dependent on our information technology and telecommunications systems and third-party servicers, and systems failures, interruptions or breaches of security could have a material adverse effect on us.

Information technology systems are critical to our business. We use various technology systems to manage our customer relationships, general ledger, securities, deposits, and loans. We have established policies and procedures to prevent or limit the impact of system failures, interruptions, and security breaches (including privacy breaches), but such events may still occur and may not be adequately addressed if they do occur. In addition any compromise of our systems could deter customers from using our products and services. Although we rely on security systems to provide security and authentication necessary to effect the secure transmission of data, these precautions may not protect our systems from compromises or breaches of security.

In addition, we outsource a majority of our data processing to certain third-party providers. If these third-party providers encounter difficulties, or if we have difficulty communicating with them, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected. Threats to information security also exist in the processing of customer information through various other vendors and their personnel.

The occurrence of any system failures, interruption, or breach of security could damage our reputation and result in a loss of customers and business thereby subjecting us to additional regulatory scrutiny, or could expose us to litigation and possible financial liability. Any of these events could have a material adverse effect on our financial condition and results of operations.

You will not know the price of the shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

The price of our shares may fluctuate between the time you decide to purchase shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.

The Plan Administrator administers the Plan. If you instruct the Plan Administrator to sell shares under the Plan, you will not be able to direct the time or price at which your shares are sold. The price of our shares may decline between the time you decide to sell shares and the time of actual sale.

Future dividends and a return on your investment are not guaranteed.

This prospectus does not represent a guarantee of future dividends, which will depend upon our earnings, financial requirements, government regulations and other factors. We cannot assure you a profit, or protect you against losses, on shares purchased pursuant to the Plan. The market price of common stock can fluctuate substantially. You must accept the risks as well as the benefits of the Plan.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

Some discussions in this prospectus and in the documents incorporated by reference herein may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We caution you to be aware of the speculative nature of “forward-looking statements.” These statements are not guarantees of performance or results. Statements that are not historical in nature, including statements that include the words “may,” “anticipate,” “estimate,” “could,” “should,” “would,” “will,” “plan,” “predict,” “project,” “potential,” “expect,” “believe,” “intend,” “continue,” “assume” and similar expressions, are intended to identify forward-looking statements. Although these statements reflect our good faith belief based on current expectations, estimates and projections about (among other things) the industry and the markets in which we operate, they are not guarantees of future performance. Whether actual results will conform to our expectations and predictions is subject to a number of known and unknown risks and uncertainties, including the risks and uncertainties discussed in this prospectus and in the documents incorporated by reference herein, including the following: (1) competitive pressures among depository institutions may increase significantly; (2) changes in the interest rate environment may reduce interest margins; (3) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions may vary substantially from period to period; (4) general economic conditions may be less favorable than expected; (5) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (6) legislative or regulatory changes or actions may adversely affect the businesses in which Malvern Bancorp, Inc. is engaged; (7) changes and trends in the securities markets may adversely impact Malvern Bancorp, Inc.; (8) a delayed or incomplete resolution of regulatory issues could adversely impact our planning; (9) difficulties in integrating any businesses that we may acquire, which may increase our expenses and delay the achievement of any benefits that we may expect from such acquisitions; (10) the impact of reputation risk created by the developments discussed above on such matters as business generation and retention, funding and liquidity could be significant; and (11) the outcome of regulatory and legal investigations and proceedings may not be anticipated. Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements and there can be no assurance that the actual results anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. You should refer to risks detailed under the “Risk Factors” section included in this prospectus and in our periodic and current reports filed with the Securities and Exchange Commission for specific factors which could cause our actual results to be significantly different from those expressed or implied by our forward-looking statements. We do not intend to and assume no responsibility for updating or revising any forward-looking statements contained in or incorporated by reference in this prospectus, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement filed with the Securities and Exchange Commission, or SEC. The registration statement, including the exhibits attached to the registration statement and the information incorporated by reference, contains additional relevant information about us. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC.

You may read and copy any of the materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC, at prescribed rates. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public over the Internet at the SEC’s web site at http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. We are also incorporating by reference any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) under the Securities Exchange Act of 1934 between the date of this prospectus and the date we sell all the common stock covered by this prospectus. Any of those future filings will update, supersede and replace information contained in any documents incorporated by reference in this prospectus at the time of those future filings. These documents contain important information.

•	Our Annual Report on Form 10-K for the year ended September 30, 2016;

•	Our Current Reports on Form 8-K filed with the SEC on October 28, 2016; and

•	The description of our common stock contained in our Form 8-K, as filed with the SEC pursuant to Rule 12g-3(a) of the Exchange Act for the registration of the common stock under the Exchange Act on October 11, 2012 (File No. 000-54835), and any amendments or reports filed for the purpose of updating that description.

You may request a copy of these filings, excluding any filed exhibits, at no cost. Such requests should be addressed to: Malvern Bancorp, Inc., Attn: Joseph Gangemi, Senior Vice President and Chief Financial Officer, 42 E. Lancaster Avenue, Paoli, Pennsylvania 19301, telephone number (610) 644-9400, and e-mail jgangemi@malvernfederal.com.

You should rely only on the information contained or incorporated by reference in this prospectus. No one has been authorized to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we filed with the SEC and incorporated by reference, is accurate as of the date of those documents only. Our business, financial condition and results of operations described in those documents may have changed since those dates.

THE PLAN

The following questions and answers describe how the Plan works.

Purposes

Q1.	What are the purposes of the Plan?

The purposes of the Plan are to provide record holders of our common stock with a simple and convenient method of investing all or a portion of your dividends, as well as optional cash payments, in shares of our common stock. Under the Plan, a Malvern Bancorp shareholder will be able to:

•	Elect to have all or a portion (at least 10% as required by applicable law) of his or her dividends automatically reinvested in our common stock;

•	Have his or her optional cash payments invested monthly in our common stock;

•	Invest optional cash payments in amounts as low as $25 to as much as $10,000 per month; and

•	Make optional cash payments by means of Automatic Monthly Electronic Deductions (in addition to payments by check and online authorizations for one-time withdrawals).

Shares will be purchased either from us or in market transactions. To the extent shares of common stock are purchased from us, we will receive additional funds for general corporate purposes. As of the date of this prospectus, participants do not pay brokerage commissions or service charges to purchase shares under the Plan. If a participant requests the Plan Administrator to direct the Plan Broker (as defined below) to sell shares held in the participant’s account, the participant will be responsible for the applicable transaction fee and brokerage commission, currently $15.00 per transaction and $0.10 per share, respectively. We have the right to amend the Plan’s fee structure.

In order to participate in the Plan, you must be a shareholder of the Company. You may participate in the dividend reinvestment feature of the Plan, the optional cash payment feature of the Plan, or you may participate in both features of the Plan.

The Plan is not intended to provide shareholders with a mechanism for generating short-term profits through rapid turnover of shares. The intended purposes of the Plan preclude any person or entity from establishing a series of related accounts for the purpose of conducting arbitrage operations and/or exceeding the optional cash payment limit. We reserve the right to modify, suspend or terminate a shareholder’s participation in the Plan if the shareholder is using the Plan for purposes inconsistent with the intended purposes of the Plan.

Advantages

Q2.	What are the advantages of the Plan?

If you participate in the Plan, you:

•	may have dividends on all or a portion (at least 10% as required under the Emergency Economic Stabilization Act passed by Congress in 2008) of your shares of common stock automatically reinvested in additional shares of common stock without any charges for record keeping or brokerage commissions for purchases;

•	may invest in shares of common stock by making monthly optional cash payments within specified limits (currently a minimum of $25, and a maximum of $10,000, per month) without any charges for record keeping or brokerage commissions for purchases; and

•	may avoid record keeping requirements and costs through the custodial and reporting services furnished under the Plan.

Administration

Q3.	Who is the Plan Administrator, and what are the functions of the Plan Administrator?

Broadridge Corporate Issuer Solutions is the plan administrator (the “Plan Administrator”). It administers the Plan, keeps records, sends statements of account to participants (see Question 22) and performs other duties relating to the Plan. Shares of common stock purchased under the Plan are registered in the name of the Plan Administrator or its nominee, as the participant’s agent, and are credited to the accounts of the participants in the Plan. The Plan Administrator acts as the agent for the participants. As the record holder of the shares held in the participants’ accounts under the Plan, the Plan Administrator will receive dividends on all shares held on the dividend record date, will credit the dividends to participants’ accounts on the basis of full and fractional shares held in the accounts, and will automatically reinvest the dividends in additional shares of our common stock. The Plan Administrator is not acting as a broker-dealer and will not execute any purchase or sale on behalf of Plan participants. Rather, the Plan Administrator will forward requests to purchase or sell such shares to a registered broker-dealer appointed by the Plan Administrator, which may include a broker-dealer that is an affiliate of the Plan Administrator, who will execute the transactions under the Plan (the “Plan Broker”). The Plan Administrator also acts as transfer agent and registrar of our common stock. In the event that the Plan Administrator resigns or otherwise ceases to act as plan administrator, we will appoint a new plan administrator to administer the Plan. We may, without the consent of the participants, appoint a different plan administrator, including a plan administrator who is affiliated with Malvern Bancorp.

Q4.	Whom should I contact with questions concerning the Plan, and where should correspondence regarding the Plan be directed?

The following address, telephone and website may be used to obtain information about the Plan (and to obtain an enrollment form):

•	Internet:	www.shareholder.broadridge.com
•	Telephone:	866-321-8022
•	Mail:	For Inquiries:
Malvern Bancorp, Inc.
c/o Broadridge Shareholder Services
P.O. Box 1342
Brentwood, NY 11717

For Transaction Processing:
Malvern Bancorp, Inc.
c/o Broadridge Shareholder Services
P.O. Box 1342
Brentwood, NY 11717

For Overnight Delivery Services:
Broadridge Corporate Issuer Solutions, Inc.
Attn: IWS
1155 Long Island Avenue
Edgewood, NY 11717

If you have any questions about the Plan, please call the Plan Administrator toll free at 866-321-8022. Customer service representatives are available Monday through Friday between the hours of 9:00 a.m. and 6:00 p.m. Eastern time. If you are already a participant, be sure to include your account number(s) and include a reference to Malvern Bancorp, Inc. in any correspondence.

Shareholders of record also have the option of enrolling or changing their elections online by accessing their shareholder accounts through www.shareholder.broadridge.com.

Participation

Q5.	Who is eligible to participate?

All holders of record of shares of our common stock are eligible to participate in the Plan. To participate in the Plan, your shares of common stock as to which you desire to participate must be registered in your own name. If you are the beneficial owner of shares of common stock which are not registered in your name (for instance, shares that are registered in the name of your broker), then you must first transfer those shares into your own name before you can participate in the Plan with respect to those shares. You may continue to have some of your shares registered in the name of your broker and some of your shares registered in your own name.

Q6.	How does a shareholder participate?

You may join the Plan or change your elections by:

•	accessing and completing an enrollment form online at www.shareholder.broadridge.com; or
•	obtaining an enrollment form by calling the Plan Administrator directly at 866-321-8022.

See Question 4 for further information regarding how to contact the Plan Administrator.

If you wish to participate in the Plan, and your shares of common stock are registered in your name, you may join the Plan at any time by signing an enrollment form and returning it to the Plan Administrator (or accessing and completing an enrollment form online at www.shareholder.broadridge.com). If you wish to participate in the Plan, and your shares of common stock are not registered in your own name, you may join the Plan by arranging with your broker to have a specified number of your shares registered in your name and by signing an enrollment form and returning it to the Plan Administrator. You may not participate in the Plan until some or all of your shares are registered in your own name and a completed enrollment form has been received by the Plan Administrator.

Q7.	When may an eligible shareholder join the Plan?

An eligible shareholder may join the Plan at any time. Once in the Plan, you will remain a participant until you discontinue participation or your participation is terminated by us (see Question 28 below) or the Plan is terminated.

If an enrollment form requesting reinvestment of dividends is received by the Plan Administrator no later than five business days before the record date established for a particular dividend, then that dividend will be used to purchase additional shares for you on the applicable dividend payment date for that dividend. If an enrollment form is received after the fifth day before the record date established for a particular dividend, then the reinvestment of dividends will begin on the dividend payment date following the next record date, provided that you are still an eligible shareholder on the next record date.

In order to participate in the Plan, you must be a shareholder of the Company. You may participate in the dividend reinvestment feature of the Plan, the optional cash payment feature of the Plan, or you may participate in both features of the Plan. If you participate in the optional cash payment feature of the Plan, the shares purchased will be allocated to your account under the Plan and all dividends on the shares you purchased through the Plan will be automatically reinvested in additional shares of common stock and credited to your account under the Plan. In addition, all dividends on all shares in a participant’s Plan account will be automatically invested in additional shares of common stock and credited to the participant’s Plan account.

Neither the Plan nor this prospectus represents a statement regarding our dividend policy or a guarantee of future dividends. The payment of dividends will be within the discretion of our Board of Directors and will depend upon our earnings, financial requirements, governmental regulations and other factors.

Q8.	What does the enrollment form provide?

By completing an enrollment form, a shareholder may become a Plan participant, and by checking the appropriate boxes on the enrollment form may choose among the investment options discussed below. Enrollment forms may be obtained at any time by calling the Plan Administrator at 866-321-8022. The enrollment form is also available on the Plan Administrator’s web site, www.shareholder.broadridge.com. The information on the Plan Administrator’s web site does not constitute a part of this prospectus.

Costs

Q9.	Are there any expenses to participants in connection with purchases under the Plan?

No, not currently. You will not incur any brokerage commissions or service charges for purchases made under the Plan. In addition, there are no charges for the custodial and safekeeping services provided by the Plan Administrator. The costs of administering the Plan will be paid by us. Certain expenses may be incurred by you, however, if you request the sale of whole shares held in your Plan account (see Question 23), or if you request that shares be sold upon your withdrawal from the Plan (see Question 27). The brokerage commissions and service charges paid by us on your behalf will be treated as dividend income by the Internal Revenue Service. (See Question 33.) We have the right to amend the Plan, including the Plan’s fee structure. (See Question 36.) Bancorp will pay all fees and brokerage commissions in connection with the Plan other than those set forth below:

Returned Checks	$30.00/check
Returned ACH	$30.00/return
Insufficient Funds	$30.00/instance
Overnight Mailings	$25.00/mailing
Certificate Issuance	$50.00/certificate

Duplicate Confirmation Statements:
Electronic	No Charge
Paper	$10.00

Duplicate Account Statements:
Electronic	No Charge
Paper	$10.00

Purchases

Q10.	When will purchases be made under the Plan?

Purchases of shares of common stock from Malvern Bancorp will be made on the relevant “investment date” (as defined in Questions 18 and 20). If shares are purchased in the open market, the Plan Administrator will use its best efforts to direct the Plan Broker to make the purchases promptly, but not later than 30 days after the investment date (in most instances). Open market purchases may be subject to such terms concerning price, delivery, and otherwise, as the Plan Broker may agree to. Neither Malvern Bancorp nor any participant will have any authority or power to direct the time or price at which shares may be purchased or the selection of the broker or dealer through or from whom purchases are to be made. No interest will be paid on dividends or optional cash payments pending reinvestment or investment.

Q11.	From where will the shares be purchased?

The Plan Administrator will direct the Plan Broker to make purchases of shares of common stock in the market, from Malvern Bancorp itself or from a combination of the foregoing, as determined by the Plan Administrator in its discretion; provided that on any one investment date, shares will be purchased from only one source. Shares purchased directly from us may be either authorized but unissued shares or treasury shares. We have authorized a total of 300,000 shares of our common stock under the Plan, subject to adjustment for stock splits and stock dividends.

Q12.	What will be the price of shares purchased under the Plan?

Shares purchased by the Plan Broker with reinvested dividends or optional cash payments in the open market will be purchased at prevailing prices. The purchase price of shares purchased in market transactions will be the weighted average of the actual prices paid for shares of our common stock by the Plan Broker.

The price of purchases from us of authorized but unissued or treasury shares will be the “Market Price” of our common stock on the relevant investment date. Although we have no present intention to do so, we may in the future, as determined by our Board of Directors from time to time, sell shares of our common stock to the Plan Broker at a discount. Our Board of Directors has the discretion to establish, modify or terminate such discount at any time. We will provide you with written notice if and when such discount for shares purchased from us is established, modified or terminated. This discount, if any, will only be applicable to shares sold by us, and not to shares purchased in the open market. The Market Price will be the average of the closing sales prices of our common stock as reported by the NASDAQ Global Select Market for the last five trading days prior to the investment date on which trades in our common stock were reported.

Q13.	How many shares will be purchased for participants?

Your account will be credited with that number of shares (including fractions computed to three decimal places) equal to the total amount to be invested by you divided by the applicable purchase price (with the purchase price computed to five decimal places).

For example, assume that you hold shares of common stock on which a total dividend of $100 is payable, that you elect the “Full Dividend Reinvestment” option, that you make a $100 optional cash payment and that the purchase price is $18.50. The computation of the number of shares to be credited to your account on the investment dates would be as follows:

Purchase Price*	$18.50

Number of Shares purchased with reinvested dividends ($100.00 ÷ $18.50)	5.405

Number of Shares purchased with optional cash payments ($100.00 ÷ $18.50)	5.405

*	The purchase price is assumed for illustrative purposes only, and will vary with the market price of our common stock.

Optional Cash Payments

Q14.	How does the optional cash payment feature of the Plan work?

As long as you hold some shares of our common stock in your own name, you may participate in the optional cash payment feature of the Plan regardless of whether you participate in the dividend reinvestment feature of the Plan. If you participate in the optional cash payment feature of the Plan, the shares purchased will be allocated to your account under the Plan and all dividends on the shares you purchased through the Plan will be automatically reinvested in additional shares of common stock and credited to your account under the Plan. In addition, all dividends on all shares in your Plan account will be automatically invested in additional shares of common stock and credited to your Plan account.

Each month the Plan Administrator will direct the Plan Broker to apply any optional cash payment received from you by the required date (see Questions 16 and 18) to the purchase of common stock for your account. If shares are purchased in the open market, the Plan Administrator will use its best efforts to direct the Plan Broker to make the purchases promptly, commencing on the relevant investment date and ending (in most instances) not later than 30 days after the investment date. If the common stock is purchased from us, the Plan Administrator will direct the Plan Broker to apply the optional cash payment on the investment date.

We may suspend the optional cash payment feature of the Plan from time to time. You will be promptly notified of any suspension of this feature. In the event the optional cash payment feature is suspended, any optional cash payments (i) received prior to the date of the notice of suspension and not yet invested or (ii) received after the date of the notice of suspension and before the date of a notice of resumption of the optional cash payment feature, will be returned. If this feature is suspended and then reinstated, you will be notified promptly of the resumption of the optional cash payment feature of the Plan.

Q15. What are the minimum and maximum amounts for optional cash payments?

If you are a current shareholder, you may make optional cash payments by check or automatic deduction from a U.S. bank account, subject to a minimum investment of $25 per month and up to a maximum of $10,000 per month.

Optional cash payments made by check must be received by the Plan Administrator at least two business days prior to the next investment date. No interest will be paid on optional cash payments received and held pending investment. If you deliver an optional cash payment other than in a permitted amount, the Plan Administrator will return the entire payment to you. The minimum and maximum amounts of monthly optional cash payments may be changed at our discretion on 30 days’ prior notice to you.

Q16. How can a participant make an optional cash payment?

You may make optional cash payments by choosing any of the following three options:

•	Check Payment. You may make optional cash payments by sending to the Plan Administrator a check for the purchase of additional shares. Checks must be made payable to “Broadridge Corporate Issuer Solutions”, drawn on a U.S. bank and payable in U.S. dollars. If you are not in the United States, contact your bank to verify that they can provide you with a check that clears through a U.S. bank and can print the dollar amount in U.S. funds. Due to the longer clearance period, the Plan Administrator is unable to accept checks clearing through non-U.S. banks. All checks should be sent to the Plan Administrator at the address listed on the tear-off form attached to each statement you receive, or, if making an investment when enrolling, with the enrollment form to the address provided in Question 4. Optional cash payments made by check must be received by the Plan Administrator at least two business days prior to the next investment date. The Plan Administrator will not accept cash, money orders, traveler’s checks or third party checks.

•	Automatic Monthly Payments from a Bank Account. An Automatic Monthly Electronic Deduction feature is available to make repetitive optional cash payments more convenient. You may make optional cash payments in amounts permitted under the Plan from a pre-designated U.S. account. Automatic Monthly Electronic Deductions may be made from an account at any bank, savings association or credit union that is a member of the National Automated Clearing House Association.

To begin Automatic Monthly Electronic Deductions, you must complete and sign a Direct Debit Authorization Form designating, among other things, the amount to be withdrawn each month (minimum of $25, maximum of $10,000) and the account from which funds are to be withdrawn, and return the form to the Plan Administrator. You must also provide a voided blank check. Your election to use the Automatic Monthly Electronic Deduction feature will become effective as soon as practicable after the Direct Debit Authorization Form is processed.

Once you begin Automatic Monthly Electronic Deductions, the Plan Administrator will withdraw funds from your designated account on or about the 25th day of each month. Those funds will be invested by the Plan Broker in shares of our common stock on the next investment date for optional cash payments.

You may change the amounts of your future Automatic Monthly Electronic Deductions by completing and sending to the Plan Administrator a new Enrollment Form. You may terminate Automatic Monthly Electronic Deductions by notifying the Plan Administrator in writing. Your request will be processed and will become effective as promptly as is practicable.

•	Online Payments. You may make optional cash payments online through the Plan Administrator’s website, www.shareholder.broadridge.com. In order to purchase shares through an online payment, you must authorize the withdrawal of funds from your U.S. bank account.

As an added security measure and in order to prevent unauthorized transactions, the Plan Administrator may apply a five business day hold period prior to the association of banking instructions to a participant’s account in order to verify bank account information in connection with establishing or effectuating requested changes to participants’ accounts.

Q17.	How are payments with “insufficient funds” handled?

In the event that any check or other deposit is returned unpaid for any reason or your pre-designated bank account does not have sufficient funds for an Automatic Monthly Electronic Deduction, the Plan Administrator will consider the request for investment of that payment null and void. The Plan Administrator will immediately remove from your account, and may direct the Plan Broker to sell, any shares already purchased in anticipation of receiving those funds. The Plan Administrator will also be entitled to direct the Plan Broker to sell these shares to satisfy any uncollected amounts, including any service charge for the returned or rejected item. If the net proceeds of the sale of these shares are insufficient to satisfy these uncollected amounts, the Plan Administrator can direct the Plan Broker to sell additional shares from the participant’s account to satisfy the uncollected balance.

Q18.	What are the investment dates for optional cash payments?

Optional cash payments will be invested each month. The “investment dates” for optional cash payments will be the first business day of each calendar month. If the Plan Administrator directs the Plan Broker to acquire shares in the open market, the Plan Administrator will use its best efforts to direct the Plan Broker to make the purchases promptly, but not later than 30 days after the investment date (in most instances). Open market purchases may be subject to such terms concerning price, delivery, and otherwise, as the Plan Broker may agree to.

If you are investing by mail, the Plan Administrator must receive your physical check at least two business days prior to the next investment date. Optional cash payments received after the applicable investment date deadline will be applied to purchase shares on the following investment date. If you are investing online, please refer to your confirmation page for the estimated debit date for your one-time deduction. Any written request by a participant for the return of an optional cash payment prior to the applicable investment date will be considered by the Plan Administrator on a case by case basis. No interest will be paid on funds pending investment held by the Plan Administrator. Optional cash payments will be returned to the participant if, after receipt but prior to investing such funds, the optional cash payment feature of the Plan is suspended. (See Question 14 above.)

Please refer to Question 20 for a discussion of the investment dates for dividend reinvestments.

Dividend Reinvestment Options

Q19.	What are the dividend reinvestment options?

If you mark “Full Dividend Reinvestment” on your enrollment form, the Plan Administrator will direct the Plan Broker to purchase additional common shares for your Plan account with:

•	all cash dividends on both shares held in your name and your Plan shares; and

•	any optional cash payments that you make under the Plan.

If you mark “Partial Dividend Reinvestment” on your enrollment form, the Plan Administrator will direct the Plan Broker to reinvest dividends on a portion of the shares held in your name that you indicated (at least 10% as required by applicable law) and pay cash dividends on the rest of the shares held in your name.

Dividends on all Plan shares will automatically be reinvested. In addition, the Plan Administrator will direct the Plan Broker to apply to the purchase of additional shares for your account any optional cash payments that you make under the Plan.

If you mark “Cash Payments Only (No Dividend Reinvestment),” none of your cash dividends will be reinvested. You will receive a check or electronic deposit for the full amount of cash dividends paid on all shares held in your name.

Automatic reinvestment of your cash dividends does not relieve you of liability for income taxes that may be owed on your dividends. Dividends paid on shares credited to your Plan account will be included in information provided both to you and the Internal Revenue Service.

If you elect to receive all or a portion of your dividends in cash, your cash dividends may be deposited directly into your checking, savings or credit union account at any financial institution that accepts electronic direct deposits. Receiving your payments by direct deposit ensures that the funds will be deposited into your bank account on the payment date. If you are interested in direct deposit of dividends, you should complete the appropriate section of the enrollment form or call the Plan Administrator, or visit the Plan Administrator online at www.shareholder.broadridge.com for a Direct Dividend Deposit Authorization Agreement.

As an added security measure and in order to prevent unauthorized transactions, the Plan Administrator may apply a five business day hold period prior to the association of banking instructions to a participant’s account in order to verify bank account information in connection with establishing or effectuating requested changes to participants’ accounts.

The Internal Revenue Service requires shareholders participating in the dividend reinvestment feature of the Plan to reinvest a minimum of 10% of their dividend on each dividend investment date. If your account falls under the 10% mandatory threshold, you will be sent a notification outlining your alternatives for dividend reinvestment.

Q20.	What are the record dates and investment dates for dividend reinvestments?

We anticipate that we will typically declare dividends on or about March 30, June 30, September 30 and December 15 of each year. Dividend record dates are likely to occur on or about April 15, July 15, October 15 and January 15 of each year. Dividend payment dates are likely to occur on or about May 1, August 1, November 1 and February 1 of each year. Dividend payment dates are the “investment dates” for purposes of dividend reinvestments. If the Plan Administrator directs the Plan Broker to acquire shares in the open market, the Plan Administrator will use its best efforts to direct the Plan Broker to make the purchases promptly, but not later than 30 days after the investment date (in most instances). Open market purchases may be subject to such terms concerning price, delivery, and otherwise, as the Plan Broker may agree to.

Please refer to Question 18 above for a discussion of the investment dates for optional cash payments.

Q21.	Will a participant be credited with dividends on shares held in his or her Plan account?

Yes. Dividends on full shares, and any fractional shares, credited to your account will be reinvested in additional shares of our common stock and credited to your account.

We may suspend the dividend reinvestment feature of the Plan from time to time. You will be promptly notified of any suspension of the dividend reinvestment feature of the Plan. If there is a suspension, then any and all dividends will be paid to you in cash. If this feature is suspended and then reinstated, you will be notified promptly of the resumption of the dividend reinvestment feature of the Plan.

Reports to Participants

Q22.	What kind of reports will be sent to participants in the Plan?

You will receive a statement of account after each share purchase made on your behalf. The statement will set forth the amount of the most recent reinvestment and/or investment, the number of shares purchased, the price per share and the total number of shares held in your account. These statements are your record of the costs of your purchases and should be retained for income tax purposes. In addition, you will receive copies of other communications sent to our shareholders and Internal Revenue Service information for reporting dividend income received.

Certificates for Shares; Sale of Shares

Q23.	Will certificates be issued for shares of common stock purchased under the Plan? May a participant request the sale of shares of common stock held in his or her Plan account?

Shares of our common stock purchased under the Plan for the accounts of participants will be registered in the name of the Plan Administrator or its nominee. Certificates for shares purchased on your behalf will not be issued to you unless you make a written request to the Plan Administrator. The total number of shares credited to an account under the Plan will be shown on each account statement. This custodial service protects you against the risk of loss, theft or destruction of stock certificates.

Certificates for any number of whole shares credited to your account under the Plan will be issued to you upon written request to the Plan Administrator. You may also request that all or part of the whole shares credited to your Plan account be sold. If you make such a request, the Plan Administrator will direct the Plan Broker to make the sale as soon as practicable after the request is received. You will receive the proceeds from such sale, less the Plan Administrator’s transaction fee and related brokerage commissions (currently $15.00 per transaction and $0.10 per share, respectively) and less any applicable transfer taxes. Any remaining full shares and fractions of a share will continue to be credited to your account.

Certificates for fractions of shares will not be issued under any circumstances.

Q24.	Can a participant add shares to his or her account by transferring stock certificates that he or she possesses?

Yes. You may increase the number of shares held in your account by depositing certificates representing shares of our common stock with the Plan Administrator. These certificates must be presented in transferable form and must be accompanied by a written request that the shares be added to your account.

Q25.	If stock certificates are issued, in whose name will they be registered?

Accounts under the Plan are maintained in the names in which certificates of the participants were registered at the time the participants entered the Plan. Certificates for whole shares will be similarly registered when issued at the request of a participant. (See Question 23.)

Shares credited to your account will be registered in the name of the Plan Administrator or its nominee and may not be pledged or assigned. Any purported pledge or assignment will be void.

Q26.	What happens when a participant sells or transfers all of the shares registered in the participant’s name?

If you dispose of shares of our common stock registered in your name (those shares which are not registered in the name of the Plan Administrator or its nominee), the dividends on shares previously credited to your account under the Plan will continue to be reinvested until you notify the Plan Administrator that you wish to withdraw from the Plan. (See Question 27.)

Withdrawal

Q27.	How does a participant withdraw from the Plan?

You may withdraw from the Plan by sending a written withdrawal notice to the Plan Administrator at the address set forth in response to Question 4. When you withdraw from the Plan, or upon termination of your participation in the Plan or upon termination of the Plan by us, whole shares credited to your account under the Plan will be transferred into book-entry form outside of the Plan, unless you request a stock certificate, and a cash payment will be made for any fraction of a share based on the then current market price of our common stock. (See Question 29.)

Upon your withdrawal from the Plan, you may also request that all or part of the whole shares credited to your account in the Plan be sold. If you make such a request, the sale will be made for you by the Plan Broker as soon as practicable after the request is received. You will receive the proceeds from the sale, less the Plan Administrator’s transaction fee and related brokerage commissions (currently $15.00 per transaction and $0.10 per share, respectively) and less any applicable transfer taxes.

Q28.	When may a participant withdraw from the Plan?

You may withdraw from the Plan at any time. If the notice of withdrawal is received at least five business days prior to the payment date for a particular dividend, the notice will be effective as to the reinvestment of that dividend (and that dividend will be paid out in cash). If the request is received less than five business days prior to the dividend payment date, then that dividend will be reinvested; provided that subsequent dividends will be paid out in cash. Any written request by a participant for the return of an optional cash payment prior to the applicable investment date will be considered by the Plan Administrator on a case by case basis. If you elect to make optional cash payments through the Automatic Monthly Electronic Deduction feature of the Plan, you may terminate the automatic deductions by notifying the Plan Administrator in writing or through their web site (see Question 4 for contact information); your request will be processed and will become effective as promptly as is practicable.

The Plan Administrator may terminate a participant’s participation in the Plan after mailing a notice of intention to terminate to the participant at his or her address as it appears in the Plan Administrator’s records. We reserve the right to terminate any participant’s participation in the Plan at any time for any reason, including, without limitation, arbitrage-related activities, transactional profit activities and excessive re-enrollments.

Q29.	What happens to a fraction of a share when a participant withdraws from the Plan?

When you withdraw from the Plan, a cash payment representing any fraction of a share credited to the participant’s account will be mailed directly to the participant. The cash payment will be based on the current market price of our common stock on the effective date of withdrawal.

Other Information

Q30.	What happens if Malvern Bancorp issues a stock dividend or declares a stock split?

Any shares resulting from stock dividends or stock splits applicable to shares of our common stock held by a participant under the Plan will be credited to the participant’s account. The number and class of shares subject to the Plan will be adjusted to reflect such events as stock dividends and stock splits. Transaction processing may either be curtailed or suspended until the completion of any stock dividend, stock split, rights offering or similar corporate action.

Q31.	If we have a common stock rights offering, how will rights on shares credited to a participant’s account be treated?

Subscription warrants representing rights on any shares of our common stock, both whole and fractional, credited to your account will be mailed directly to you in the same manner as to shareholders who do not participate in the Plan.

Q32.	How will a participant’s shares be voted at meetings of shareholders?

Shares held for you by the Plan Administrator will be voted in the same manner as shares owned directly by you.

For each meeting of shareholders, you will receive a proxy card which will enable you to vote the shares registered in your own name. If the proxy card is returned properly signed and marked for voting, all whole shares held for you under the Plan will be voted in the same manner as the shares owned directly by you. The total number of whole shares held under the Plan also may be voted in person at a meeting.

If no instructions are received on a properly signed proxy card with respect to any item, all of your whole shares (those registered in your name and those credited to your account under the Plan) will be voted in accordance with the recommendations of our Board of Directors, to the extent permitted by applicable law. This is the same as for non-participating shareholders who return properly signed proxies and do not provide instructions. If the proxy card is not returned or if it is returned unsigned, none of your shares will be voted unless you vote in person.

Participants may also vote the shares in their Plan accounts by telephone or on the internet.

Q33.	What are the federal income tax consequences of participation in the Plan?

The following discussion is a summary of the material U.S. federal income tax consequences of your participation in the Plan. The summary is based on the Internal Revenue Code of 1986, as amended, U.S. Treasury Regulations, administrative rulings, and court decisions, as in effect as of the date of this prospectus, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the tax consequences of your participation in the Plan. For example, it does not address any state, local or foreign tax consequences of your participation in the Plan. We recommend that you consult your own tax advisor with specific reference to your own tax situation about tax matters in connection with the reinvestment of dividends and purchases of shares under the Plan, your cost basis and holding period for shares acquired under the Plan, the potential application of the “wash sale” rules to you, and the character, amount, and tax treatment of any gain or loss realized on the disposition of shares.

As a participant in the Plan, you will be considered to have received a dividend for U.S. federal income tax purposes equal to the fair market value of the shares purchased with reinvested dividends (the fair market value of the shares received will be determined using the weighted average of the total price paid by the Plan Administrator with respect to the particular investment date for the purchased shares, as described in Question 12). In addition, the Internal Revenue Service has taken the position that the amount of brokerage commissions paid by us on your behalf (where Plan shares are purchased on the open market) is to be treated as a distribution to you which is subject to income tax in the same manner as dividend income. The sum of these amounts should become your cost basis in the shares purchased under the Plan. The holding period for shares acquired upon reinvestment of dividends will begin on the day following the investment date.

 If you elect to invest in additional shares by making optional cash payments, you will be treated for federal income tax purposes as having received a dividend equal to the excess, if any, of (a) the fair market value of the shares purchased, over (b) the optional cash payment made. For example, if you purchase shares under the optional cash payment portion of the Plan that have a fair market value of $100 for a purchase price of $97, the amount of the taxable dividend with respect to these shares will be $3. In addition, you will realize taxable income equal to the brokerage commissions paid by the Company on your behalf. Your cost basis in the shares purchased under the Plan with optional cash payments should be equal to the amount of the optional cash payment plus any such taxable amounts. Your holding period for such shares will begin on the day following the investment date.

In general, you will have the same U.S. federal income tax consequences with respect to dividends as shareholders not participating in the Plan. Dividends received by individuals, estates and trusts are subject to a 3.8% Medicare tax on certain unearned income. The dividend income received by a corporate stockholder may be eligible for the 70% dividends-received deduction.

You will not realize any taxable income upon the receipt of certificates for whole shares credited to your account under the Plan. However, if you receive cash for fractional shares credited to your account, you will realize gain or loss. Gain or loss will also be realized by you upon the sale or exchange of shares after withdrawal from the Plan. The amount of such gain or loss will be the difference between the amount which you receive for each whole or fractional share and your tax basis. Any such gain or loss will be a capital gain or loss if the shares sold were held as a capital asset. Such capital gain or loss will be long term if you held the shares sold for more than one year, and otherwise will be short term.

If your dividends are subject to U.S. income tax withholding (including if you are a foreign shareholder), the Plan Administrator will have the amount of the tax to be withheld deducted from the dividends before reinvestment in additional shares. The amount of the tax withheld will be treated as a dividend for U.S. federal income tax purposes. The statements confirming purchases made will indicate that tax has been withheld.

The final statement received from the Plan Administrator during any calendar year will include information for that year regarding total dividends paid on shares held in your Plan account and the amount of any brokerage commissions paid on your behalf. In addition, we will send you a statement at year end showing total dividends paid on shares held of record. These statements should be retained for tax reporting purposes.

The Plan Administrator will report cost basis information to both the participants in the Plan and the Internal Revenue Service. The Internal Revenue Service requires shareholders participating in the dividend reinvestment feature of the Plan to reinvest a minimum of 10% of their dividend on each dividend investment date. If your account falls under the 10% mandatory threshold, you will be sent a notification outlining your alternatives for dividend reinvestment.

Q34.	Can a shareholder re-enter the Plan after withdrawing from the Plan?

Yes. You may re-enter the Plan by following the procedures applicable for initial enrollment in the Plan. However, we reserve the right to reject any enrollment form from a previous participant in the event of excessive enrollments and withdrawals.

Q35.	What is the responsibility of Malvern Bancorp and the Plan Administrator?

Malvern Bancorp and the Plan Administrator will not be liable for any act or omission done in good faith in administering the Plan, including without limitation, any claim of liability arising out of failure to terminate a participant’s account upon a participant’s death prior to receipt of notice in writing of such death and any claim of liability with respect to the prices at which shares are purchased or sold for participants’ accounts or the times such purchases or sales are made.

Neither Malvern Bancorp nor the Plan Administrator can assure you of a profit or protect you against a loss on the shares purchased under the Plan.

The Plan Administrator does not provide any investment, tax, financial, or other advice with respect to the sale and purchase of shares of our common stock pursuant to the Plan. Any decision to purchase or sell must be made by each individual participant in the Plan based on his or her own research and judgment. Nothing in the Plan or in this prospectus shall be deemed to constitute an offer to sell or a solicitation to buy share(s) by the Plan Administrator.

Q36.	May the Plan be changed or discontinued?

Yes. We reserve the right at any time to suspend, modify or terminate the Plan or any feature of the Plan, including the optional cash payment feature and the dividend reinvestment feature. In addition, we reserve the right at any time to suspend, modify or terminate participation in the Plan by any participant. All participants affected by such action will receive notice of the suspension, modification or termination. Our right to modify the Plan includes the right to increase or decrease the minimum and maximum amounts of optional cash payments which may be made under the Plan and to impose fees in connection with participation in the Plan. Revisions in such minimum and maximum amounts and in the fee structure of the Plan will only be made upon 30 days’ prior notice to participants. Any such suspension, modification or termination will not affect previously executed transactions. Upon a termination of the Plan by us, certificates for whole shares credited to participants’ accounts will be issued, and cash payments will be made for any fractions of a share credited to participants’ accounts. Such cash payments will be based on the Market Price of our common stock on the effective date of termination.

Q37.	Who interprets the Plan?

Malvern Bancorp will interpret and regulate the Plan. All of our interpretations and regulations will be conclusive.

Q38.	What transactions can I conduct through the Plan Administrator’s online services?

The Plan Administrator offers you a convenient way to invest in our common stock completely online, without having to send in any forms or checks by mail. Through the Plan Administrator’s online services (available by accessing www.shareholder.broadridge.com), you may:

•	Enroll in the Plan;
•	Authorize a one-time withdrawal of funds from your U.S. bank account for purposes of making a voluntary cash payment to purchase additional shares of our common stock;
•	Establish automatic monthly investments;
•	Change you dividend reinvestment election;
•	Review your transaction history and position summary;
•	Change or terminate automatic monthly investments;
•	Arrange for online sales of some or all of your shares to be made by the Plan Broker;
•	Download enrollment and other forms;
•	Update personal information;
•	Receive transaction confirmations via e-mail; and
•	Arrange to receive Malvern Bancorp annual reports and other materials over the Internet.

You can access these services through the Plan Administrator’s website, www.shareholder.broadridge.com. Participation in the Plan through the Internet is entirely voluntary.

Once you establish an online account with the Plan Administrator, you will need your account number, social security number and password to access your online account.

USE OF PROCEEDS

We have no basis for estimating precisely either the number of shares of our common stock that ultimately will be purchased from us under the Plan or the prices at which such shares will be sold. We propose to use the net proceeds from the sale of such shares, when and as received, for general corporate purposes, including investments in, or extensions of credit to, our bank subsidiary. We are unable to estimate the amount of the proceeds which will be devoted to any specific purpose.

LEGAL OPINION

The legality of the shares of our common stock offered by this prospectus will be passed upon for us by Eckert Seamans Cherin & Mellott, LLC, Philadelphia, PA.

EXPERTS

The financial statements as of September 30, 2016 and 2015 and for each of the three years in the period ended September 30, 2016 of Malvern Bancorp, Inc. and its subsidiaries and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2016 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Pennsylvania Business Corporation Act empowers us to indemnify past and current directors and officers against liabilities and expenses under certain circumstances. Our Bylaws and Articles of Incorporation, as amended, provide for indemnification and exculpation of directors and officers by us to the fullest extent permitted by law.

We have purchased insurance policies which will pay on behalf of any of our directors or officers any loss (within limits and subject to applicable deductible provisions under such policies) arising out of certain claims made against such person by reason of any wrongful act taken, omitted or attempted by such person in such person’s capacity as a director or officer, including, among other things, any misleading statement or omission or other matter claimed against such person solely by reason by such person’s being a director or officer.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of Malvern Bancorp pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered:

SEC filing fee	$727
Printing and mailing fees	2,000	*
Legal fees and expenses	15,000	*
Accounting fees	1,000	*
Miscellaneous	1,273	*

Total	20,000	*

*	Estimated

Item 15. Indemnification of Directors and Officers.

Section 1741 of the Pennsylvania Business Corporation Law, or the PBCL, provides, in general, that a corporation will have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise.  Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and if, with respect to any criminal proceeding, the person did not have reasonable cause to believe his conduct was unlawful.

Section 1742 of the PBCL provides, in general, that a corporation will have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity.  Such indemnity may be against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except no indemnification will be made in respect of any claim, issue, or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

Under Section 1743 of the PBCL, the corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.  Under Section 1745 of the PBCL, a corporation may pay the expenses of a director or officer incurred in defending an action or proceeding in advance of the final disposition thereof upon receipt of an undertaking from such person to repay the amounts advanced unless it is ultimately determined that such person is entitled to indemnification from the corporation.

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Article VI of the Registrant’s Bylaws provides as follows:

“6.1    Indemnification in Third Party Actions. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer or representative of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with such threatened, pending or completed action, suit or proceeding.

6.2    Indemnification in Derivative Actions. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer or representative of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with such threatened, pending or completed action or suit.

6.3    Procedure for Effecting Indemnification. Indemnification under Sections 6.1 or 6.2 shall be automatic and shall not require any determination that indemnification is proper, except that no indemnification shall be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by the court in which the action was brought or by any other appropriate court to have constituted willful misconduct or recklessness.

6.4    Advancing Expenses. Expenses incurred by a person who may be indemnified under Section 6.1 or 6.2 shall be paid by the Corporation in advance of the final disposition of any action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.

6.5    Indemnification of Employees, Agents and Other Representatives. The Corporation may, at the discretion and the extent determined by the Board of Directors of the Corporation, (i) indemnify any person who neither is nor was a director or officer of the Corporation but who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (and whether brought by or in the right of the Corporation), by reason of the fact that the person is or was an employee, agent or other representative of the Corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with such threatened, pending or completed action, suit or proceeding and (ii) pay such expenses in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking of the kind described in Section 6.4.

6.6    Other Rights. The indemnification and advancement of expenses provided by or pursuant to this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of shareholders or directors, or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

6.7    Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VI.

6.8    Security Fund; Indemnity Agreements. By action of the Board of Directors (notwithstanding their interest in the transaction), the Corporation may create and fund a trust fund or fund of any nature, and may enter into agreements with its officers, directors, employees, and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article VI.

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6.9     Modification. The duties of the Corporation to indemnify and to advance expenses to any person as provided in this Article VI shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article VI, and no amendment or termination of any trust fund or other fund created pursuant to Section 6.8 hereof, shall alter to the detriment of such person the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal, or termination.

6.10    Proceedings Initiated by Indemnified Persons. Notwithstanding any other provision in this Article VI, the Corporation shall not indemnify a director, officer, employee, or agent for any liability incurred in an action, suit, or proceeding initiated by (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit, or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors then in office.

6.11    Savings Clause. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee, and agent of the Corporation as to costs, charges, and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.

If the laws of the Commonwealth of Pennsylvania are amended to permit further indemnification of the directors, officers, employees, and agents of the Corporation, then the Corporation shall indemnify such persons to the fullest extent permitted by law. Any repeal or modification of this Article VI by the Board of Directors or the shareholders of the Corporation shall not adversely affect any right or protection of a director, officer, employee, or agent existing at the time of such repeal or modification.”

The Federal Deposit Insurance Act (the “FDI Act”) provides that the FDIC may prohibit or limit, by regulation or order, payments by any insured depository institution or its holding company for the benefit of directors and officers of the insured depository institution, or others who are or were “institution-affiliated parties,” as defined under the FDI Act, to pay or reimburse such person for any liability or legal expense sustained with regard to any administrative or civil enforcement action which results in a final order against the person. FDIC regulations prohibit, subject to certain exceptions, insured depository institutions, their subsidiaries and affiliated holding companies from indemnifying officers, directors or employees from any civil money penalty or judgment resulting from an administrative or civil enforcement action commenced by any federal banking agency, or for that portion of the costs sustained with regard to such an action that results in a final order or settlement that is adverse to the director, officer or employee.

Item 15.    Recent Sales of Unregistered Securities

Not applicable.

Item 16. List of Exhibits.

Exhibit No.	Description

4.1	Registrant’s Articles of Incorporation are incorporated by reference to Exhibit 3.1 to the Registrant’s registration statement on Form S-1 (SEC File No. 333-181798), filed on May 31, 2012.

4.2	Registrant’s Bylaws are incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K of Malvern Bancorp, Inc. dated as of February 17, 2016 and filed February 19, 2016.

4.3	Malvern Bancorp, Inc. 2016 Automatic Dividend Reinvestment and Stock Purchase Plan.

5.1	Opinion of Eckert Seamans Cherin & Mellott, LLC.

23.1	Consent of BDO USA, LLP.

23.2	Consent of Eckert Seamans Cherin & Mellott, LLC (contained in Exhibit 5.1).

99.1	Enrollment Form for Malvern Bancorp, Inc. 2016 Automatic Dividend Reinvestment and Stock Purchase Plan.

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Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paoli, State of Pennsylvania, on December 21, 2016.

MALVERN BANCORP, INC.

By:	/s/ Anthony C. Weagley
Anthony C. Weagley
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anthony C. Weagley and Joseph D. Gangemi, and each of them, as his or her true and lawful attorney-in-fact and agent, each with full power of substitution and re-substitution, for his or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments and supplements thereto, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purpose as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on December 21, 2016 by the following persons in the capacities indicated below.

Signature	Capacity

/s/ Anthony C. Weagley Anthony C. Weagley	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ Joseph D. Gangemi Joseph D. Gangemi	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Norman Feinstein	Director
Norman Feinstein

/s/ Andrew Fish	Director
Andrew Fish

/s/ Howard A. Kent	Director
Howard A. Kent

/s/ Cynthia Felzer Leitzell	Director
Cynthia Felzer Leitzell

/s/ John P. O’Grady	Director
John P. O’Grady
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/s/ Stephen P. Scartozzi	Director
Stephen P. Scartozzi

/s/ George E. Steinmetz	Director
George E. Steinmetz

/s/ Therese H. Woodman	Director
Therese H. Woodman

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EXHIBIT INDEX

Exhibit No.	Description

4.1	Registrant’s Articles of Incorporation are incorporated by reference to Exhibit 3.1 to the Registrant’s registration statement on Form S-1 (SEC File No. 333-181798), filed on May 31, 2012.

4.2	Registrant’s Bylaws are incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K of Malvern Bancorp, Inc. dated as of February 17, 2016 and filed February 19, 2016.

4.3	Malvern Bancorp, Inc. 2016 Automatic Dividend Reinvestment and Stock Purchase Plan.

5.1	Opinion of Eckert Seamans Cherin & Mellott, LLC.

23.1	Consent of BDO USA, LLP.

23.2	Consent of Eckert Seamans Cherin & Mellott, LLC (contained in Exhibit 5.1).

99.1	Enrollment Form for Malvern Bancorp, Inc. 2016 Automatic Dividend Reinvestment and Stock Purchase Plan.

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